EXHIBIT 99.1

Veraz Networks, Inc. Regains Compliance with Nasdaq Minimum Bid Price Rule

San Jose, Calif., April 20, 2010 (BUSINESS WIRE) — Veraz Networks, Inc. (NASDAQ: VRAZ) announced today that it had received notice from The NASDAQ Stock Market (“NASDAQ”) confirming that Veraz has regained compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Global Market.

On September 15, 2009, NASDAQ notified the Company that the bid price of the Company’s common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, the Company was not in compliance with Listing Rule 5450(a)(1)(“Rule”). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 15, 2010, to regain compliance with the Rule. On March 16, 2010, NASDAQ notified the Company that it had not regained compliance with the Rule and that its securities would be suspended from The Nasdaq Global Market on March 25, 2010, unless the Company requested a hearing. On March 19, 2010, the Company requested a hearing before a NASDAQ Hearings Panel.

On April 19, 2010, NASDAQ notified the Company that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, NASDAQ notified the Company that it had regained compliance with the minimum bid price rule, the NASDAQ hearing has been cancelled and the matter is now considered closed.

About Veraz Networks

Veraz Networks, Inc. (NASDAQ: VRAZ — News), is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Service providers worldwide use the Veraz MGN portfolio to extend their current application suite and rapidly add customized multimedia services that drive revenue and ensure customer retention. The Veraz MGN separates the control, media, and application layers while unifying management of the network, thereby increasing service provider operating efficiency. Wireline and wireless service providers in over 60 countries have deployed products from the Veraz MGN portfolio, which includes the ControlSwitch(TM), Network-adaptive Border Controller, I-Gate 4000 Media Gateways, the VerazView Management System, and a set of prepackaged applications. For more information regarding the company, please visit www.veraznetworks.com.

A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.

Veraz Networks and Veraz are registered trademarks of Veraz Networks, Inc.